                                                                     Exhibit 2.6

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of December ___, 2001, is made and entered into by and among Calico Commerce, Inc., a Delaware corporation, formerly known as Calico Technology, Inc. (the "Seller"), and PeopleSoft, Inc., a Delaware corporation ("Purchaser"), with reference to the following:

                                    RECITALS

        WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets and properties of Seller, and in exchange therefor, Purchaser has agreed to pay the Purchase Price to Seller; and

        WHEREAS, in order to effectuate the purchase and sale described in this Agreement, Seller intends to commence a voluntary case (the "Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of California, San Jose Division (the "Bankruptcy Court") on a date occurring as soon as practicable after execution of this Agreement (the "Petition Date");

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, promises and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.01. Definitions. For the purposes of this Agreement and the schedules and exhibits attached to this Agreement, the following terms shall have the meaning set forth below:

        "Acquisition Agreements" means this Agreement, the Servicing Agreement, the License Agreement, the Indemnity Escrow Agreement, and all of the other agreements, documents and instruments by or between Purchaser and Seller or any of its Affiliates contemplated by this Agreement.

        "Action" means any action, cause of action, Claim, demand, suit, litigation, proceeding (public or private), arbitration or investigation initiated or undertaken by any Governmental Authority or any other Person.

        "Affiliate" with respect to any specified Person, means any other Person that directly or indirectly through one or more intermediaries owns a majority of the outstanding voting securities of such specified Person.

        "Agreement" means this Asset Purchase Agreement.

        "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement dated as of the Closing Date, to be entered into by Purchaser and Seller, in substantially the form attached hereto as Exhibit G.

        "Assumed Contracts" means any Assumed Licenses and the other Contracts set forth on Exhibit B to this Agreement, as such Exhibit B shall have been modified, amended, or supplemented prior to Closing.

        "Assumed Liabilities" has the meaning given to it in Section 2.02 of this Agreement.

        "Assumed Licenses" means any Inbound License Agreements and End User License Agreements that are assumed by Seller and assigned by Seller to Purchaser.

        "Avoidance Actions" means any action, adversary proceeding or contested matter, and the proceeds thereof, or right of Seller to bring any action, adversary proceeding or contested matter, arising by virtue of the commencement of the Bankruptcy Case, including, without limitation, any actions commenced pursuant to Bankruptcy Code Sections 522, 541, 542, 543, 544, 545, 547, 548, 549, 552, 553, 554 or 724.

        "Bankruptcy Case" has the meaning given to it in the recitals to this Agreement.

        "Bankruptcy Code" has the meaning given to it in the recitals to this Agreement.

        "Bankruptcy Court" has the meaning given to it in the recitals to this Agreement.

        "Benefit Plan" means any Employee Benefit Plan or any Employee Pension Benefit Plan.

        "Bill of Sale" means that certain Bill of Sale dated as of the Closing Date, to be entered into by Seller, in substantially the form attached hereto as Exhibit K.

        "Books and Records" means with respect to any Person, all files, documents, instruments, papers, books and records (including books and records contained in any electronic, mechanical or photographic medium, whether computerized or not) of such Person's operations, affairs, prospects, assets or Liabilities, including pricing guidelines, ledgers, journals, title policies, customer and marketing materials, marketing information, product data sheets, customer account histories, correspondence, and profiles, sales training and presentation materials, customer support materials, support bulletins, vendor lists, Contracts, licenses, customer lists, permits, computer files and programs, retrieval programs, operating data and plans.

        "Business" means the business of Seller and its Affiliates, as operated by them immediately prior to execution of this Agreement, including the development, marketing and distribution of interactive selling solution software.

        "Business Day" means a day other than a Saturday, Sunday or any other day on which commercial banks in the City of San Francisco are authorized or required to close.

        "Claim" means any (a) demand for or right to payment, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) demand for or right to an equitable remedy for breach of performance if such breach gives rise to an alleged right or right to payment, whether or not such an alleged right or right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; provided, however that "Claim" shall not include Accounts within the meaning of the Servicing Agreement.

        "Closing" and "Closing Date" have the respective meanings given to them in Section 2.07 of this Agreement.

        "Closing Deadline" means February 15, 2002, or such later date mutually agreed to by Purchaser and Seller pursuant to Section 8.01 of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consent" means any consent, approval, waiver, agreement, license, or report or notice to, any Person.

        "Contract" or "Contracts" means any agreement, contract, license, legally binding commitment, instrument, understanding or arrangement, whether written or oral, relating to the Purchased Assets, in each case, as amended, supplemented, waived or otherwise modified, and includes Technology Distribution Agreements, Employee Agreements with persons identified in Section 4.10(f)(ii), and the agreements identified in Section 4.10(f)(vii) and Exhibit B.

        "Copyright Assignment" means that certain Assignment of Copyrights dated as of the Closing Date, to be executed by Seller in favor of Purchaser, in substantially the form attached hereto as Exhibit J.

        "Cure Payments" shall mean all payments required to be made by Seller in order to satisfy the requirements of Section 365(b) of the Bankruptcy Code with respect to the Assumed Contracts.

        "Damages" means all Claims, Actions, assessments, losses, damages, deficiencies, costs, expenses, Liabilities, judgments, settlements, awards, fines, response costs, sanctions, Taxes, penalties, charges and amounts paid in settlement (including costs, fees and expenses of attorneys, accountants and auditors and other agents of, or other Persons retained by, such Person), but shall not include punitive damages.

        "Deposit" means the sum of Two Hundred Thousand Dollars ($200,000) to be held in a third party escrow or trust account pending the Closing, which amount shall be fully refundable to Purchaser upon termination of this Agreement for any reason other than a breach by Purchaser of its representations, warranties, covenants or agreements in the Acquisition Agreements.

        "Development Environments" means any device, programming, documentation, media and other objects, including compilers, "workbenches," tools, and higher-level or "proprietary" languages, used by Seller or any of its Affiliates for the development, maintenance and implementation of any Software.

        "Disabling Code" means any known virus, Trojan horse, worm, software lock, drop dead device or any other limiting routine or instructions that would erase data or render the Software incapable of being used in accordance with the documentation therefor or render the Software out of compliance with its documentation.

        "Disclosure Schedules" has the meaning given to it in Section 5.07 of this Agreement.

        "Employee Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by Seller or any ERISA Affiliate covering employees or former employees of Seller, or with respect to which Seller or Purchaser or any ERISA Affiliate is a party or is otherwise bound.

        "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is regulated under Title IV of ERISA or is subject to the funding requirements of Part III of Title I of ERISA, or
Section 412 of the Code, other than a Multiemployer Plan.

        "Employee Price Adjustment" means zero dollars ($0) unless Seller fails to retain sufficient of those employees identified as "Core Developers" or "Key Employees" in Exhibit L to satisfy the thresholds set forth in Section 5.12(d), in which case such term shall mean One Million Dollars ($1,000,000).

        "Employment Agreements" has the meaning given to it in Section 4.11 of this Agreement.

        "Employment Offers" has the meaning given to it in Section 5.12(a) of this Agreement.

        "End User License Agreements" has the meaning given to it in Section 4.10(h) of this Agreement.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Assets" has the meaning given to it in Section 2.01(b) of this Agreement.

        "Final Order" shall mean an order, judgment or other decree, the operation or effect of which has not been reversed, stayed, modified or amended, and which is no longer subject to appeal, certiorari proceeding, or other proceeding for review or rehearing and as to which no appeal, certiorari proceeding or other proceeding for review or rehearing shall then be pending.

        "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

        "Governmental Approval" means any Consent, approval, authorization, waiver, permit, concession, franchise, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority.

        "Governmental Authority" means any court, arbitrator or governmental agency, branch, authority, instrumentality or regulatory body of the United States, any other country, state, county, city or other political subdivision in the United States or any other country.

        "Inbound License Agreements" means all agreements granting to Seller or any of its Affiliates any right to use, exploit or practice any Intellectual Property or Licensed Software owned or controlled by Persons other than Seller and its Affiliates.

        "Indemnity Escrow Amount" has the meaning given in Section 2.06(c).

        "Indemnity Escrow" has the meaning given in Section 2.06(a).

        "Indemnity Escrow Agreement" means the Indemnity Escrow Agreement referenced in Section 2.06(b) and substantially in the form of Exhibit F attached to this Agreement.

        "Indemnity Escrow Holder" has the meaning given in Section 2.06(a).

        "Indemnity Escrow Termination Date" has the meaning given in Section 2.06(f).

        "Indemnity Escrow Payment Instructions" has the meaning given in Section 2.06(e).

        "Intellectual Property" means (i) trademarks, service marks, domain names, logos, trade dress, fictional business names, brand names and trade names and any intangibles of a like nature, together with the goodwill associated with the foregoing, including any modifications thereof and all applications, whether based on an intent to use or use, or any registrations or renewals thereof (collectively "Marks"); (ii) patents, patent applications, patent disclosures, industrial designs and inventions (whether or not patentable and whether or not reduced to practice), including, without limitation, continuation, divisional, continuation-in-part, or reissue patent applications and registrations issuing thereon and renewals or extensions thereof (collectively "Patents") excluding all tangible media relating thereto; (iii) all works of authorship and copyrights thereon and registrations, applications therefor and renewals thereof (collectively "Copyrights"); and (iv) information, including, without limitation, computer software, data, databases (including without limitation demo databases), works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, drawings, designs, refinements, extensions, improvements, modifications, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, research and development methods, source codes, object codes, methodologies, any formula, pattern, compilation, program, device, method, technique, or process, and, with respect to all of the foregoing, related confidential data or information that (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts to maintain its secrecy (collectively, "Trade Secrets").

        "Intellectual Property Assets" means all (i) Intellectual Property used in the Business and owned by Seller or its Affiliates; (ii) Owned Software; and
(iii) Development Environments; provided, however, that Intellectual Property Assets do not include any of the items set forth in Schedule 4.18.

        "KK Assets" means the Intellectual Property Assets owned by the KK Entity and Contracts of the KK Entity.

        "KK Entity" means Calico Japan KK, a Japanese subsidiary of Seller.

        "Laws" means any (i) statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and
(iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        "Liabilities" means debts, liabilities, obligations, duties, whether absolute or contingent, monetary or non-monetary, matured or unmatured.

        "License Agreement" means that certain Interim Software License Agreement dated as of the date hereof, between Seller and Purchaser, referenced in Section 2.04 of this Agreement, the form of which is attached hereto as Exhibit C.

        "Licensed Software" has the meaning given to it in Section 4.10(f) of this Agreement.

        "Lien" means any mortgage, pledge, hypothecation, Claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Assumed Contracts.

        "Material Adverse Effect" means any (i) Action, event, occurrence, fact, condition, change or effect that (individually or together with any other events, facts, conditions, changes or effects) would reasonably be expected to have a material adverse effect on (a) the value, transferability or condition of the Purchased Assets or (b) the ability of Seller to perform its obligations under, or to consummate any of the transactions contemplated by, any of the Acquisition Agreements, or (ii) order entered by the Bankruptcy Court converting the case to a case under Chapter 7 of the Bankruptcy Code.

        "Multiemployer Plan" is as defined in Section 3(37) and Section 4001(a)(3) of ERISA.

        "Owned Software" has the meaning given to it in Section 4.10(f) of this Agreement.

        "Patent Assignment" means that certain Assignment of Patent Applications and Disclosures dated as of the Closing Date, to be executed by Seller in favor of Purchaser, in substantially the form attached hereto as Exhibit I.

        "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

        "Petition Date" has the meaning given to it in the recitals to this Agreement.

        "Products" means Software and any other products that Seller distributes or makes available to third parties, or that Seller uses in connection with the performance of services for any Person, at any time during the ninety (90) days prior to the execution of this Agreement, except those that it distributes under reseller, OEM, distributor or similar agreements.

        "Purchase Price" has the meaning given to it in Section 2.03 of this Agreement.

        "Purchased Assets" means, assets, properties and rights (contractual or otherwise) identified in Exhibit A.

        "Purchaser" means PeopleSoft, Inc., a Delaware corporation, and its successors and assigns, including any assignee pursuant to Section 9.08.

        "Purchaser Indemnified Person" has the meaning given to it in Section
7.01 of this Agreement.

        "Purchaser Losses" has the meaning given to it in Section 7.01 of this Agreement.

        "Purchaser's Expenses" has the meaning given to it in Section 8.02 of this Agreement.

        "Return" means any return, report, declaration, form, Claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Required Consents" has the meaning given to it in Section 5.03 of this Agreement.

        "Sale Procedures Motion" shall mean the motion filed with the Bankruptcy Court by Seller seeking approval of the Sale Procedures Order.

        "Sale Procedures Order" shall mean an order of the Bankruptcy Court substantially in the form as set forth in Exhibit M, or in such other form and substance satisfactory to Purchaser in its sole reasonable discretion, (A) approving the bidding procedures which shall include the following: (i) the initial overbid amount will be not less than $300,000 more than the Purchase Price, (ii) subsequent overbids will be in increments of not less than $50,000, and (iii) Purchaser shall be entitled to apply Purchaser's Expenses and the Termination Fee to its overbid and (B) authorizing and directing Seller to pay Purchaser's Expenses and the Termination Fee to Purchaser from the overbidder's deposit in the event the conditions set forth in the Agreement for payment of Purchaser's Expenses and the Termination Fee have been satisfied.

        "Sale Motion" has the meaning given to it in Section 6.02(k) of this Agreement.

        "Sale Order" has the meaning given to it in Section 6.02(k)(iv) of this Agreement.

        "Seller" means Calico Commerce, Inc., a Delaware corporation, and its successors and assigns.

        "Seller's Copyrights" has the meaning given to it in Section 4.10(d) of this Agreement.

        "Seller Liabilities" means all of the Claims, Liabilities, and responsibilities of Seller and its Affiliates, whether absolute or contingent, payable or accrued, monetary or non-monetary, known or unknown or matured or unmatured (including, without limitation, all liabilities arising under, in connection with, or with respect to the Business, the Purchased Assets, any Contracts to which Seller or any of its Affiliates is a party (other than Assumed Contracts), or the Assumed Contracts at any time on or prior to the Closing Date, and any Cure Payments made in connection therewith, but not any relicensing or other fees charged by parties to Assumed Contracts in exchange for their consent to assumption and assignment of such Assumed Contracts).

        "Seller's Marks" has the meaning given to it in Section 4.10(b) of this Agreement.

        "Seller's Patents" has the meaning given to it in Section 4.10(c) of this Agreement.

        "Seller's Products" has the meaning given to it in Section 4.10(j) of this Agreement.

        "Seller's Trade Secrets" has the meaning given to it in Section 4.10(e) of this Agreement.

        "Servicing Agreement" means that certain Servicing Agreement between Seller and Purchaser referred to in Section 5.13(b) and in substantially the form attached hereto as Exhibit E.

        "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, including user manuals and training documentation, relating to any of the foregoing, in each case developed by or for, or licensed or made available to, Seller and used in the Business.

        "Software Support Period" means the period indicated in Exhibit O with reference to each Supported Software.

        "Supported Software" means Advisor 3.5 and 3.1.1-J for Japan and CAIT
2.7.

        "Systems" has the meaning given to it in Section 4.10(n) of this Agreement.

        "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, alternative minimum, excise, severance, stamp, occupation, premium, property, environmental, self-dealing, prohibited transactions, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

        "Technology Distribution Agreements" has the meaning given to it in
Section 4.10(i) of this Agreement.

        "Termination Fee" has the meaning given to it in Section 8.02 of this Agreement.

        "Third Party Consent" means a consent substantially in such form as may be agreed to between Seller and Purchaser, consenting to the assignment of an Assumed Contract.

        "Tort Claim" means any Claim, on any grounds or basis, under any statute or common law, for personal injury, wrongful death, defamation, property damage, product liability, wrongful interference with economic interests or other tortious conduct of a Person (whether or not Liability is predicated on negligence, intentional or reckless conduct, breach of contract or strict liability).

        "Trademark Assignment" means that certain Assignment of Trademarks dated as of the Closing Date, to be executed by Seller in favor of Purchaser, in substantially the form attached hereto as Exhibit H.

                                   ARTICLE II

                  SALE AND PURCHASE OF THE ASSETS AND LICENSING

        SECTION 2.01. Purchased Assets.

        (a) Subject to the terms and conditions set forth in this Agreement, and in consideration of the Purchase Price, at the Closing, Seller shall transfer, convey, assign and deliver to Purchaser (or its designee(s)), and shall cause to be transferred, conveyed, assigned or delivered to Purchaser (or its designee(s)), free and clear of all Liens and interests, all of the right, title and interest of Seller and its Affiliates in, to and under all of the assets, properties and rights (contractual or otherwise) identified under Exhibit A. Upon giving notice to Seller under this Agreement, Purchaser may add items of tangible personal property to Exhibit A or remove any asset from Exhibit A at any time prior to Closing, subject only to its obligation to adjust the Purchase Price as set forth in Section 2.03, and provided, however, that no removal of any asset from Exhibit A shall result in a decrease in the Purchase Price.

        (b) All property of Seller not listed on Exhibit A is expressly excluded from the transactions contemplated by this Agreement (collectively, the "Excluded Assets"), including, without limitation, all of Seller's cash, accounts receivable, Avoidance Actions, Seller's corporate entity, subsidiaries, inventory, equipment, equity holdings, fixed assets, tangible personal property, all Software media, prepayments or refunds, deposits on rental properties, if any, the right to refunds of prepaid insurance including workmen's compensation and general liability insurance, inventory, equipment and leasehold improvements, Inbound License Agreements, End User License Agreements and Technology Distribution Agreements. All of the Excluded Assets shall remain the property of Seller and shall be excluded from, and shall not constitute, the Purchased Assets, and Purchaser shall have no rights, Liabilities or obligations with respect to the Excluded Assets.

        SECTION 2.02. Seller's Liabilities and Assumed Liabilities. Except as expressly set forth in this Agreement or any of the Acquisition Agreements, Purchaser shall not assume, or have any obligation or responsibility for, any Liabilities of Seller, or Liabilities relating to the Purchased Assets arising on or before the Closing Date, or Liabilities arising at any time in connection with the Business, other than the Assumed Liabilities. At the Closing, Purchaser shall assume all Liabilities of Seller that accrue on or after the Closing Date under any Assumed Contracts (such Liabilities assumed by Purchaser, the "Assumed Liabilities"). Except as expressly set forth in this Agreement or any of the Acquisition Agreements, Seller and its Affiliates shall remain solely responsible for the payment in full of all Seller Liabilities as and when such liabilities become due and payable, including, without limitation, all (i) Liabilities that accrued under, or with respect to, each Assumed Contract prior to the Closing Date, (ii) Liabilities for which Seller has agreed to indemnify Purchaser regardless of when such Liabilities accrue; and (iii) Liabilities for Cure Payments.

        SECTION 2.03. Purchase Price. The aggregate purchase price for the Purchased Assets shall be equal to $5,000,000 (Five Million Dollars), subject to adjustment as follows: (i) the price shall be increased by the fair market value of any tangible personal property on a stand-alone basis and without reference to going concern value or goodwill associated with the use of such personal property as agreed by Seller and Purchaser, that Purchaser identifies as a Purchased Asset prior to the Closing pursuant to Section 2.01(a), and (ii) the price shall be decreased by the Employee Price Adjustment or adjusted as provided in Section 2.05 (as so adjusted, the "Purchase Price"). Within two (2) business days after execution of this Agreement and in accordance with Seller's written instructions, Purchaser shall make the Deposit; and at Closing Purchaser shall pay the Indemnity Escrow Amount into the Indemnity Escrow, and shall pay the balance of the Purchase Price (i.e., the Purchase Price less the Deposit and the Indemnity Escrow Amount) to Seller in same day funds.

        SECTION 2.04. Licensing. Simultaneously with the execution and delivery of this Agreement Seller and Purchaser shall execute and deliver the License Agreement, under which Purchaser shall be granted a non-exclusive object code license to the Software.

        SECTION 2.05. Calico Japan KK.

        (a) Except as otherwise provided in Section 2.05(b) below, the Purchased Assets shall include the KK Assets. The Contracts of the KK Entity to be included within the KK Assets shall be determined as set forth in a written notice by Purchaser to Seller given no later than twenty (20) days before the hearing of the Bankruptcy Court at which the Sale Motion is considered. If such notice is not delivered on or before such time, Purchaser shall be deemed to have elected to include all of the KK Assets within the Purchased Assets, including all Contracts of the KK Entity. No adjustment of the Purchase Price shall be made in the event Purchaser acquires the KK Assets.

        (b) At any time on or before twenty (20) days before the hearing before the Bankruptcy Court at which the Sale Motion is considered, the Purchaser may elect by written notice to Seller to acquire the KK Entity in lieu of the KK Assets. Upon the giving of such notice, Purchaser and Seller shall forthwith enter into good faith negotiations to determine an adjustment to the Purchase Price. The adjustment to the Purchase Price shall expressly exclude (i) any value for goodwill and (ii) any amount in excess of the book value of the assets of the KK Entity. In the event Purchaser and Seller are unable to agree to such adjustment within fifteen

(15) days of receipt of such notice, at the Closing the Purchaser shall acquire the KK Assets rather than the KK Entity.

        (c) If Purchaser acquires the KK Assets at the Closing, Seller shall transfer and assign to Purchaser or its nominee at the Closing such of the KK Assets (including Contracts) of KK as Purchaser has not elected to remove from the Purchased Assets, by means of such instruments of assignment as may be reasonably required, under Japanese law or otherwise, to effectuate such transfer and sale, which shall be free and clear of Liens. If Purchaser acquires the KK Entity at the Closing, Seller shall transfer and assign all of the outstanding shares of capital stock of KK to Purchaser or its nominee at the Closing, by means of such stock powers, endorsements or other instruments of assignment as may be reasonably required, under Japanese law or otherwise, to effectuate such transfer and sale, which shall be free and clear of Liens.

        SECTION 2.06. Indemnity Escrow.

        (a) On or before the Closing, the parties shall open an escrow for the purpose of ensuring the availability of cash to satisfy any Claim by Purchaser pursuant to Article VII of this Agreement (the "Indemnity Escrow"). The Indemnity Escrow shall be opened at Wells Fargo Corporate Trust or such other institutional escrow holder in San Francisco, California as is mutually acceptable to the parties (the "Indemnity Escrow Holder").

        (b) The parties shall open the Indemnity Escrow by executing and delivering, together with the Indemnity Escrow Holder, the Indemnity Escrow Agreement. The terms and conditions of the Indemnity Escrow Agreement shall be consistent with this Agreement unless the parties otherwise agree.

        (c) On or before the Closing, Purchaser shall pay to Seller, by way of deposit into the Indemnity Escrow, in cash, an amount equal to ten percent (10%) of the Purchase Price (inclusive of interest accruing thereon, the "Indemnity Escrow Amount"). The Indemnity Escrow Amount may be invested by the Indemnity Escrow Holder in certificates of deposit, U.S. governmental obligations, or interest-bearing accounts as reasonably requested by Seller. For applicable income tax purposes, Seller shall be treated as the owner of the funds in the Indemnity Escrow, and all earnings on such amounts shall be treated as earnings of Seller. Seller shall provide to the Indemnity Escrow Holder, immediately upon request, a completed and executed Form W-9 and such other forms as may be requested by the Indemnity Escrow Holder in connection with its tax reporting and withholding obligations.

        (d) The Indemnity Escrow Amount, and any interest thereon, shall be retained in the Indemnity Escrow until termination of the Indemnity Escrow or the earlier disbursement of all or any portion of the Indemnity Escrow Amount in satisfaction of any Claim by Purchaser pursuant to Article VII.

        (e) Promptly following the determination of the amount of any Claim for which Purchaser is entitled to indemnity pursuant to Article VII, Purchaser and Seller shall execute and deliver joint written instructions to the Indemnity Escrow Holder regarding the disbursement of the Indemnity Escrow Amount in accordance with such Article (the "Indemnity Escrow Payment Instructions"). Upon delivery of the Indemnity Escrow Payment Instructions to the Indemnity

Escrow Holder, the Indemnity Escrow Holder shall promptly disburse the amounts to the Persons specified in such Indemnity Escrow Payment Instructions.

        (f) The Indemnity Escrow shall remain open until the earlier of (a) the date on which all of the Indemnity Escrow Amount has been disbursed pursuant to the Indemnity Escrow Payment Instructions, (b) the last day of the sixth calendar month following the calendar month in which the Closing Date takes place, unless the Indemnity Escrow Holder has theretofore received written notice from Purchaser to the effect that there is a Claim of indemnity to which Purchaser believes it is entitled under Article VII, which is unpaid, and which is the subject of pending litigation, arbitration or other dispute resolution proceeding not anticipated to be completed on or before such sixth-month expiration, or (c) the date of termination set forth in any joint written instructions from Purchaser and Seller or any judgment or order of the court delivered to the Indemnity Escrow Holder, in either case to the effect that the Indemnity Escrow has been or shall be terminated (any such date, a "Indemnity Escrow Termination Date").

        (g) As soon as practicable following the Indemnity Escrow Termination Date, the Indemnity Escrow Holder shall do the following:

               (i)    close the Indemnity Escrow;

               (ii)   pay all Indemnity Escrow fees and costs;

               (iii) disburse to Purchaser, out of the Indemnity Escrow Amount, any amounts to which Purchaser shall be entitled pursuant to Section 2.06(e) above but that remain undisbursed as of the Termination Date;

               (iv) unless otherwise instructed by Seller, distribute to Seller all of the Indemnity Escrow Amount remaining after any required disbursement; and

               (v) deliver to Purchaser and Seller an accounting of the receipt, investment, and all disbursements of the Indemnity Escrow Amount and all Indemnity Escrow fees and costs.

        SECTION 2.07. Closing.

        (a) The closing of the purchase and sale of the Purchased Assets hereunder (the "Closing" or the "Closing Date") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1833, as soon as practicable, but in any event within three (3) Business Days, following the satisfaction of all conditions set forth in Article VI.

        (b) At the Closing, Seller shall deliver or cause to be delivered to the Purchaser the following: (i) the Bill of Sale, executed by Seller; (ii) the Patent Assignment, executed and acknowledged by Seller; (iii) the Copyright Assignment, executed and acknowledged by Seller; (iv) the Trademark Assignment, executed and acknowledged by Seller; (v) the Assignment and Assumption Agreement, executed by Seller; (vi) the Escrow Agreement, executed by Seller;
(vii) the Servicing Agreement, executed by Seller; (vii) any Disclosure Schedules, updated as required by Section 5.07, if not previously delivered;
(ix) the amendment to the certificate of incorporation of Seller required by Section 5.04; (x) all Required Consents required by Section 6.02(d) duly executed as required; (xi) the officer's certificate described in Section 6.02(f) of this Agreement, duly executed; (xii) the certificate of incorporation of Seller required by Section 6.02(h); (xiii) the good standing certificates for Seller required by Section 6.02(i); and (xiv) the Purchased Assets, by such method as Purchaser and Seller shall agree; provided, that the delivery of all Purchased Assets that are capable of delivery by way of remote communication shall be effected by remote communication from Seller's place of business to or through Purchaser's computer, without transferring title to, or possession of, any tangible Personal property, such as storage media or other physical embodiment of such Purchased Assets, to Purchaser (it being understood that no such storage media is included in the Purchased Assets).

        (c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following: (i) the Assignment and Assumption Agreement, executed by Purchaser; (ii) the Escrow Agreement, executed by Purchaser and the Indemnity Escrow Holder; (iii) the Servicing Agreement, executed by Purchaser; (iv) the officer's certificate described in Section 6.01(g) of this Agreement, duly executed; (v) the good standing certificates for Purchaser required by Section 6.01(h); (vi) by deposit into the Indemnity Escrow, cash in an amount equal to the Indemnity Escrow Amount; and (vii) the balance of the Purchase Price after application of the Deposit and the Indemnity Escrow Amount.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        SECTION 3.01. Authorization. Purchaser has full power and authority to
(i) execute, deliver and perform the Acquisition Agreements to which it is, or shall become, a party, and (ii) consummate all of the transactions contemplated by the Acquisition Agreements to which it is, or shall become, a party. All action on the part of Purchaser, its directors and officers and shareholders necessary for the authorization, execution, delivery and performance of the Acquisition Agreements to which Purchaser is, or shall become, a party, and the consummation of all of the transactions contemplated by Acquisition Agreements has been taken. Purchaser has duly executed and delivered all of the Acquisition Agreements to which Purchaser is, or shall become, a party. The Acquisition Agreements to which Purchaser is, or shall become, a party, constitute, or shall constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

        SECTION 3.02. Status of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to operate its business and own or lease its properties as presently conducted, owned or leased. Purchaser is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which such qualification or licensing is required other than those jurisdictions in which the failure to be qualified does not constitute a Material Adverse Effect. Purchaser is not in violation of any of the provisions of its certificate of incorporation or by-laws or any of its other organizational documents.

        SECTION 3.03. No Conflicts. The execution, delivery and performance of the Acquisition Agreements to which Purchaser is, or shall become, a party, and the consummation of the transactions contemplated by the Acquisition Agreements, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination, vesting, decreased right or increased obligation under (in each case with or without the giving of notice or the lapse of time or both) or require approval under (i) to the best of Purchaser's knowledge, any Laws applicable to Purchaser, (ii) the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (iii) or any other material Contract to which Purchaser is a party.

        SECTION 3.04. Brokers. Purchaser has not entered into any agreement or arrangement that will result in any commission, fee, bonus or other compensation becoming payable by Seller or any of its Affiliates to any finder, broker or any other Person as a result of the execution, delivery and performance of the Acquisition Agreements.

        SECTION 3.05. Litigation. There are no actions, suits, proceedings or investigations against Purchaser pending, or to the best of Purchaser's knowledge, threatened, that question the validity of this Agreement or any of the other Acquisition Agreements or the consummation by Purchaser of the transactions contemplated thereby.

        SECTION 3.06. Approvals. All Consents and orders (corporate, governmental or otherwise) necessary on the part of Purchaser for the due authorization, execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Subject to such exceptions as may be set forth on the Disclosure Schedules, Seller hereby represents and warrants to Purchaser, on behalf of itself and its Affiliates, as follows:

        SECTION 4.01. Authorization. Subject to Section 6.02(k)(ii) and (iii) below, Seller has full power and authority to (i) execute, deliver and perform all of the Acquisition Agreements to which it is, or shall become, a party, including, without limitation, the Assignment and Assumption Agreement, the Patent Assignment, and Trademark Assignment, and the Copyright Assignment and
(ii) consummate all of the transactions contemplated by the Acquisition Agreements to which it is, or shall become, a party. All action on the part of Seller and its directors, officers and stockholders necessary for the authorization, execution, delivery and performance of the Acquisition Agreements to which Seller is, or shall become, a party, and the consummation of all of the transactions contemplated by the Acquisition Agreements has been taken. Seller has duly executed and delivered, or shall have, duly executed and delivered all of the Acquisition Agreements to which it is, or shall become, a party. The Acquisition Agreements to which Seller is, or shall become, a party, constitute, or shall constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar law affecting creditors' rights generally and to general equitable principles.

        SECTION 4.02. Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to operate its business and own or lease its properties as presently conducted, owned or leased. Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which such qualification or licensing is required other than those jurisdictions in which the failure to be qualified does not constitute a Material Adverse Effect. Each jurisdiction in which Seller conducts business is set forth on Schedule 4.02 to this Agreement. Seller has delivered to Purchaser complete and correct copies of its articles of incorporation and by-laws, each as amended to the date of this Agreement, and has made available to Purchaser copies of Seller's minute books and other organizational records. Seller is not in violation of any of the provisions of its certificate of incorporation or by-laws or any of its other organizational documents.

        SECTION 4.03. No Conflicts. The execution, delivery and performance of the Acquisition Agreements to which Seller is, or shall become, a party, and the consummation of the transactions contemplated by the Acquisition Agreements, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination, vesting, decreased right or increased obligation under (in each case with or without the giving of notice or the lapse of time or both) or require approval under (i) to the best of Seller's knowledge, any Laws applicable to Seller or the Purchased Assets, (ii) the certificate of incorporation, bylaws or other organizational documents of Seller, or (iii) except as set forth on Schedule 4.03 to this Agreement, any of the Assumed Contracts or any other material Contract to which Seller is a party and which affect the Purchased Assets.

        SECTION 4.04. No Consents. Other than the Consents set forth on Schedule
4.04 to this Agreement, no Governmental Approval or other third party's Consent is required to be obtained or made by Seller or any of its Affiliates in connection with (i) the execution, delivery or performance of any of the Acquisition Agreements to which Seller is, or shall become, a party, or (ii) the consummation of the transactions contemplated by the Acquisition Agreements.

        SECTION 4.05. Taxes. Except as set forth on Schedule 4.05 to this Agreement, (i) all of the Returns required to be filed by Seller and its Affiliates have been filed and all such Returns are true, complete and correct in all material respects, (ii) all Taxes required to be paid by Seller and its Affiliates have been paid in full, (iii) all Taxes payable by Seller and its Affiliates for any taxable period (or a portion thereof) ending on or prior to the Closing Date have been and will be properly reserved for in books and records of Seller and its Affiliates, (iv) all Taxes required to be withheld by Seller and Affiliates in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority, and (v) there are no outstanding Tax Liens that have been filed by any Tax authority against the Purchased Assets and no claims are being asserted with respect to any Taxes related to the Purchased Assets or the Business for which Purchaser could be held liable under a successor liability (or similar) statute by reason of its acquisition of the Purchased Assets. There is no material dispute or Claim concerning any liability for Taxes of Seller or any of its Affiliates claimed or raised by any Governmental Authority in writing.

        SECTION 4.06. Litigation. Except as set forth on Schedule 4.06 to this Agreement, there is no Action pending or, to the best of Seller's knowledge, threatened against Seller, its employees, its directors or officers, or any of its Affiliates with respect to, or in connection with, or relating to, the Purchased Assets or that question the validity of the Agreement or any of the Acquisition Agreements or the consummation by Seller of the transactions contemplated thereby.

        SECTION 4.07. Compliance with Laws. Seller and its Affiliates have complied in all material respects with all applicable Laws in the operation of the Business and ownership and use of the Purchased Assets. Neither Seller nor any of its Affiliates has received any notice alleging any conflict, violation, breach or default under any Laws applicable to the operation of the Business or the ownership or use of the Purchased Assets that has not been cured or waived.

        SECTION 4.08. Purchased Assets. As of the date of the Closing, Seller shall own, and have good and marketable title to, all Purchased Assets free and clear of all Liens and interests. Upon transfer of the Purchased Assets to Purchaser, Purchaser shall own, and have good and marketable title to, such Purchased Assets transferred to Purchaser on such date free and clear of any and all Liens.

        SECTION 4.09. Contracts.

        (a) Schedule 4.09(a) to this Agreement lists the following of Seller's
Contracts: (i) outstanding purchase orders relating to the Purchased Assets,
(ii) outstanding capital leases relating to the Purchased Assets, (iii) outstanding financing leases to which Seller or any of its Affiliates is a party as of the date of this Agreement, (iv) all such other Contracts relating to the Purchased Assets or Assumed Contracts (x) for which Seller or any of its Affiliates has made prepayments or deposits (and the amount of the prepayment and deposit, if any, made with respect to each Contract is set forth next to such Contract on Schedule 4.09(a)), or (y) to which Seller or any of its Affiliates is entitled to a refund (and the amount of refund, if any, made with respect to each Contract is set forth next to such Contract on Schedule 4.09(a)), (v) all outstanding Contracts and evidences of indebtedness for borrowed money or the deferred purchase price of the property (if guaranteed or secured by any of the Purchased Assets), (vi) all partnership, joint venture or other similar Contracts, arrangements or agreements, relating to the Purchased Assets, and (vii) each sales Contract relating to the Purchased Assets pursuant to which the dollar volume of sales by Seller exceeded twenty thousand US dollars ($20,000) in the first nine (9) months of 2001. A true and complete copy of each written Contract listed on Schedule 4.09(a) to this Agreement has been made available to Purchaser. Each of the Contracts listed in Schedule 4.09 is in full force and effect and no event of default or event or condition exists that, after notice or lapse of time or both, would constitute a Material Adverse Change.

        (b) Schedule 4.09(b) sets forth a list of the ten (10) largest suppliers of the Business for the 12-month period ended March 31, 2001 and the six (6) months ended September 30, 2001, together with the dollar amount of sales during said period.

        SECTION 4.10. Intellectual Property.

        (a) Intellectual Property Generally. Except as disclosed on Schedules 4.10(a):

            (i) Seller or its Affiliates own or have licenses to, or otherwise possess legally enforceable rights to use, all Intellectual Property Assets to be conveyed to Purchaser hereunder;

            (ii) Subject to the terms of any applicable agreement with a licensor, Seller has the right to use all of the Intellectual Property Assets;

            (iii) None of the Intellectual Property Assets owned by Seller is subject to any Liens and neither Seller nor its Affiliates have received any notice or Claim (whether written or oral) challenging Seller's right to use any of the Intellectual Property Assets or suggesting that any other Person has any Claim of any kind with respect thereto, except for rights specifically granted in the End User License Agreements, the Inbound License Agreements and the Technology Distribution Agreements;

            (iv) Neither Seller nor any of its Affiliates is, nor has been during the three (3) year period prior to the date hereof, a party to any Action, nor are there, or during the one (1) year period prior to the date hereof have there been, any Actions, or to the best of Seller's knowledge, threatened, alleging infringement, misappropriation or other wrongful use or exploitation by Seller or challenging Seller's ownership, use, validity, or enforceability, of any Intellectual Property Assets, nor, to the best of Seller's knowledge, is there any reasonable basis therefor;

            (v) Seller has taken commercially reasonable steps to protect Seller's rights in and to the Intellectual Property Assets;

            (vi) Seller has not granted to any Person any right, license or permission to use, exploit or exercise any rights to any of the Intellectual Property Assets, except pursuant to the End User License Agreements, the Inbound License Agreements or the Technology Distribution Agreements, copies of which have been provided or made available to Purchaser;

            (vii) No Intellectual Property Assets owned by Seller are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by Seller or any of its Affiliates to any person;

            (viii) Seller has the exclusive right to take Action against any Person that is infringing any Intellectual Property Assets owned by Seller and to retain for itself any Damages recovered in any such Action.

        (b) Marks. Schedule 4.10(b) sets forth an accurate and complete list of all Marks (x) owned by Seller or any of its Affiliates, (y) used by Seller or any of its Affiliates in the Business during the past six (6) months, or (z) registered or pending applications for registration of any Marks described in
(x) or (y) in any jurisdiction (collectively "Seller's Marks"). Except as may be set forth in Schedule 4.10(b):

            (i) The use of any of Seller's Marks in the manner used by Seller will not create a likelihood of confusion with any Marks of any other Person used prior to Seller's use of Seller's Marks;

            (ii) To the best of Seller's knowledge, there has been no use of any of Seller's Marks by any third party that might confer upon said third party any rights in any such Mark;

            (iii) All of Seller's Marks which are registered in the United States have been in continuous use by Seller or its Affiliates;

            (iv) None of Seller's Marks is the subject of any current opposition or cancellation proceeding in a trademark office in any jurisdiction;

            (v) Seller and its Affiliates have undertaken commercially reasonable efforts to police and enforce their rights in Seller's Marks against third Persons;

            (vi) To the best of Seller's knowledge, (a) each Seller's Mark is available for use by Purchaser in foreign countries where such Marks are not currently registered or in use, and (b) such use in each such foreign country would not infringe any rights of any other Person in such foreign country.

        (c) Patents. Schedule 4.10(c) sets forth an accurate and complete list of all Patents (x) owned by Seller or any of its Affiliates, (y) licensed to Seller or any of its Affiliates in the Business, or (z) registered or pending applications for any Patents described in (x) or (y) in any jurisdiction (collectively "Seller's Patents"). Except as may be set forth on Schedule 4.10(c)

            (i) Seller has not taken any action or failed to take any action (including a failure to disclose material prior art) in connection with the prosecution of any Patent, conducted the Business, or used or enforced (or failed to use or enforce) any of Seller's Patents in a manner that would result in the abandonment or unenforceability of any of the Patents;

            (ii) to the best of Seller's knowledge, Seller's Patents for which letters patent have been issued are valid and enforceable;

            (iii) all of Seller's Patents are currently in compliance with legal requirements including proofs of working or use;

            (iv) all maintenance, filing, examination, annuities, and the like due in relation to Seller's Patents have been timely paid and complied with;

            (v) none of Seller's Patents has been or is now involved in any interference, reissue, reexamination or opposition, litigation or Action of any kind;

            (vi) to the best of Seller's knowledge, there is no patent or patent application issued to or filed by any other Person, which patent or patent application interferes with any of Seller's Patents;

        (d) Copyrights. Schedule 4.10(d) of this Agreement sets forth a complete and accurate list of all registered Copyrights owned by Seller or any of its Affiliates, unregistered copyrights owned by Seller or any of its Affiliates, the absence of which could reasonably be expected to have a Material Adverse Effect, and any pending applications for registration of any Copyrights listed on Schedule 4.10(d) in any jurisdiction (collectively "Seller's Copyrights"). Except as may be set forth on Schedule 4.10(d):

            (i) Each of Seller's registered Copyrights are valid, enforceable and subsisting, and are not subject to any maintenance fees or Actions;

            (ii) Seller has not taken any action or, to the best of Seller's knowledge, failed to take any action (including a failure to disclose required information to the United States Copyright Office) in connection with any registration of a registered copyright therewith, or used or enforced (or failed to use or enforce) any of Seller's Copyrights, in each case in a manner that would result in the unenforceability of any of Seller's Copyrights or the invalidity of the registration of any of Seller's Copyrights.

        (e) Trade Secrets. Except as may be set forth in Schedule 4.10(e):

            (i) Seller has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all trade secrets used by Seller or any of its Affiliates in the Business (collectively "Seller's Trade Secrets");

            (ii) except under appropriate confidentiality obligations that, to the best of Seller's knowledge, have been fully observed and performed, there has been no disclosure by Seller of material confidential information or Seller's Trade Secrets to any other Person;

            (iii) Seller has taken reasonable steps to protect the respective rights in the confidential information and the Trade Secrets of Persons in accordance with the terms of any agreements to which Seller is bound relating to such confidential information or Trade Secrets.

        (f) Software. Schedule 4.10(f) sets forth a complete and accurate list of all of the Software (x) that is owned or purported to be owned by Seller or any of its Affiliates ("Owned Software"), and (y) that is used by Seller or its Affiliates in the conduct of the Business that is not owned by Seller, excluding off-the-shelf desktop applications available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than Five Thousand Dollars ($5,000) per application ( "Licensed Software"). Except as may be set forth in Schedule 4.10(f):

            (i) no source code of any Owned Software has been licensed or otherwise made available to any Person other than Purchaser, Seller has treated the source code of the Owned Software, and the data associated therewith, as confidential and proprietary business information, and has taken reasonable steps to protect the same as Trade Secrets;

            (ii) any Person identified in Schedule 4.10(f) as having received any such source code or data is bound by an appropriate confidentiality and nondisclosure agreement with respect thereto, and Seller is not aware of any material breach of any such agreement or any threatened disputes or disagreements with respect thereto;

            (iii) none of the Owned Software contains any programming code, documentation, or other materials or any Development Environments that embody Intellectual Property of any Person other than Seller, except for such materials or Development Environments obtained by Seller from Persons that make such materials or Development Environments generally available or that have expressly licensed Seller to utilize such materials or Development Environments in the manner they have been utilized;

            (iv) Seller has lawfully acquired the right to use the Licensed Software pursuant to valid, enforceable written agreements executed by all parties thereto; the rights to such Licensed Software are consistent with the way and to the extent it is used in the conduct of the Business; and Seller has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or creation of derivative works, outside the scope of any license expressly granted by the Person from whom the right to use such Licensed Software was obtained;

            (v) no royalties, fees, honoraria or other payments are payable by Seller to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software, other than pursuant to the Inbound License Agreements;

            (vi) none of the Products contain any lines of code or derivative works thereof licensed to Seller subject to the condition that Seller not charge a fee or otherwise seek any compensation in connection with redistributing or otherwise exploiting such code;

            (vii) the Owned Software was (a) developed by employees of Seller in the course of their employment, (b) developed by independent contractors that have assigned in writing to Seller all such contractors' respective rights in the Owned Software, or (c) otherwise acquired by Seller from Persons pursuant to written agreements containing an express assignment of all rights of such Persons to Seller; and

            (viii) To the best of Seller's knowledge, no party is in breach of or has failed to perform under any agreement pursuant to which Seller has received any right to Licensed Software.

        (g) Software Documentation. Except as may be set forth in Schedule 4.10(g), each of Seller and its Affiliates has taken all actions customary in the United States software industry for a company of a size and type similar to Seller's and in a market in which Seller competes, to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

        (h) Agreements in Respect of Licensed Technology. Schedule 4.10(h) sets forth a complete and accurate list of all Inbound License Agreements, indicating for each the title and the parties thereto. Schedule 4.10(h) of this Agreement sets forth a complete and accurate list of all license agreements under which Seller has granted rights in or to any Intellectual Property Assets (collectively, the "End User License Agreements"), indicating for each the title and the parties thereto, other than license agreements for Intellectual Property Assets that are not included within the Purchased Assets. Except as may be set forth in Schedule 4.10(h):

            (i) all Inbound License Agreements and End User License Agreements are in full force and effect, and Seller is not in breach thereof, nor is it aware of any Claim or information to the contrary;

            (ii) there are no outstanding, pending or threatened Actions, Claims, disputes or disagreements with respect to any Inbound License Agreement or End User License Agreement;

            (iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under or result in the impairment of any material rights under, any Inbound License Agreement or End User License Agreement.

        (i) Agreements Involving Distribution or Other Rights Granted to Third Parties. Schedule 4.10(i) contains a complete and accurate list of all agreements and arrangements involving the grant by Seller or any of its Affiliates to any Person of any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any Software or Products including any value-added reseller agreements, joint development or marketing agreements or strategic alliance agreements (collectively, "Technology Distribution Agreements"). Except as may be set forth in Schedule 4.10(i):

            (i) all Technology Distribution Agreements are in full force and effect, and Seller is not in breach thereof, nor is it aware of any Claim or information to the contrary;

            (ii) there are no outstanding, pending or threatened Actions, Claims disputes threatened disputes or disagreements with respect to any Technology Distribution Agreement; and

            (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under any Technology Distribution Agreement.

        (j) Sufficiency of Owned and Licensed Intellectual Property. Set forth on Schedule 4.10(j) is a list of all of the (i) current versions of the Seller's Products, (ii) Seller's Products currently under development, and (iii) Licensed Software that is (x) embedded within the Seller's Products (both in their current versions and currently under development) and/or (y) either distributed along with the current versions of the Seller's Products or planned for distribution along with the Seller's Products currently under development. The Seller represents and warrants that, to the best of Seller's knowledge, the foregoing constitutes a complete list of all computer programs that are or would be required for Purchaser to install, execute and distribute the (a) current versions of the Seller's Products, and (b) Seller's Products currently under development, in substantially the same manner that Seller has, or has expended substantial efforts in preparing to, commercially license such computer programs to Seller's customers in the normal course of Seller's business. For purposes of this Section 4.10(j), "Seller's Products" means those computer programs that Seller has commercially licensed, or has expended substantial efforts in preparing to commercially license, to Seller's customers in the normal course of Seller's business.

        (k) Performance of Products. The Products perform (a) free of Disabling Codes, and (b) consistent with representations and warranties expressly made by Seller to users of the Software when licensing such Software. Except as set forth in Schedule 4.10(k), no Person has been allowed to access, use, copy or distribute any Products except pursuant to a valid, enforceable End User License Agreement or Technology Distribution Agreement.

        (l) Employee Confidentiality Agreements. Except for those employees and consultants set forth in Schedule 4.10(l)(A), from whom Seller will use its best efforts to locate and produce to Purchaser prior to Closing any agreements described below, all current and former employees and consultants of Seller whose duties or responsibilities relate to development of the Intellectual Property Assets have entered into confidentiality, invention assignment and proprietary information agreements with Seller in substantially the form provided to Purchaser. To the best of Seller's knowledge, at no time during the conception of or reduction to practice of any Intellectual Property Asset included in the Purchased Assets owned by Seller, was any developer, inventor or other contributor to such Intellectual Property Asset operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Seller's rights in such Intellectual Property Assets.

        (m) Export Restrictions. Seller has not exported or transmitted Software or Products to any country to which such export or transmission is restricted by any applicable United States regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits and complying with all other requirements in relation thereto.

        (n) Disabling Codes. The Software is free of any Disabling Codes that may be used to access, modify, delete, damage or disable any Systems or that may result in impaired usage thereof or damage thereto. Seller has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Business

(consisting of hardware, software, databases or embedded control systems, "Systems") are free from Disabling Codes. The Systems' components used in connection with the Business obtained by Seller from third party suppliers are, to the best of Seller's knowledge, free of any Disabling Codes that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Schedule 4.10(n), Seller has in place appropriate disaster recovery plans and procedures and has taken reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

        (o) Assignment; Change of Control. Except as set forth in Schedule 4.10(o) of this Agreement, the execution, delivery and performance by Seller of this Agreement and each of the other Acquisition Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in any Lien upon, or the loss or impairment of, or give rise to any right of any third party to terminate, any of Seller's or any of its Affiliate's rights to own any of its Intellectual Property or any of its rights under any Inbound License Agreement or End User License Agreement, nor require the consent of any other party to any such Inbound License Agreement or End User License Agreement.

        SECTION 4.11. Employees and Labor Matters.

        (a) Schedule 4.11(a) sets forth all nondisclosure agreements, non-competition agreements or similar agreements (collectively "Employment Agreements") between Seller and any of its current or former officer, director, employee or Affiliate or any consultant or agent of Seller, that are currently in effect and that relate to the Intellectual Property Assets.

        (b) Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining agreement, and there is no labor union or other organization representing or purporting or attempting to represent any of the employees of Seller or any of its Affiliates. Seller does not currently participate in, contribute to or have any Liability with respect to any Multiemployer Plan or Employee Pension Benefit Plan nor has Seller had any such participation, contributions or obligations within the six (6) year period preceding the date hereof.

        (c) No Liability will be incurred by Purchaser (either directly or indirectly, including as a result of an indemnification obligation or any joint and several Liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several Liability provisions of the Code relating to any Benefit Plans of Seller or any of its Affiliates or any of their Affiliates.

        (d) Except as set forth on Schedule 4.11, there are no Employment Agreements or any other similar agreements to which Seller is a party under which the transactions contemplated by this Agreement or any other Acquisition Agreement will require any payment by Purchaser.

        SECTION 4.12. Brokers. Neither Seller nor any of its Affiliates has entered into any agreement or arrangement that will result in any commission, fee, bonus or other compensation becoming payable by Purchaser or any of its Affiliates to any finder, broker or any other Person as a result of the execution, delivery and performance of this Agreement or any of the other Acquisition Agreements.

        SECTION 4.13. Books and Records. All of the Books and Records of Seller relating to the Business have been made available to Purchaser prior to the execution of this Agreement and contain a true and complete record, in all material respects, of the business, operations, financial condition, results of operations, assets and Liabilities relating to the Business. Seller has no Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under the exclusive ownership and direct control of Seller.

        SECTION 4.14. Absence of Certain Changes. Except as set forth on
Schedule 4.14, since March 31, 2001, the ownership and use of the Purchased Assets by Seller has been conducted in the ordinary course consistent with past practice, and there has not been:

        (a) any waiver, amendment, termination or cancellation of any Assumed Contract or any relinquishment of any material rights thereunder by Seller, other than, in each such case, actions taken in the ordinary course of business consistent with past practice that are not material with respect to any such Assumed Contract;

        (b) any representation of Seller to any employee or former employee of the Business that Purchaser would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

        (c) any (i) single capital expenditure commitment in excess of Five Thousand Dollars ($5,000) or aggregate capital expenditure commitments in excess of Ten Thousand Dollars ($10,000) for additions to intangible capital assets comprising Purchased Assets that is likely to occur, in whole or in part, after the Closing Date or (ii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of, any of the Purchased Assets, other than the license thereof in the ordinary course; or

        (d) any material damage, destruction or other casualty loss with respect to any Purchased Asset, whether or not covered by insurance.

        SECTION 4.15. Sufficiency of and Title to the Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Seller will have assigned, transferred and conveyed to Purchaser all of the Seller's rights, title and interest in and to the Purchased Assets. Seller has not received any notice of a Claim in relation to the Purchased Assets or any Claim that limits the transferability of the Purchased Assets.

        SECTION 4.16. Product Warranties. No Tort Claims or other Claims with respect to warranties or guarantees on Products or services exist relating to any of the Purchased Assets.

        SECTION 4.17. Public Codes. The Software does not contain any public code required to remain available to the public without cost.

        SECTION 4.18. Digital River IP Assets. Attached as Schedule 4.18 is a true and correct list of all Intellectual Property of Seller and its Affiliates that has been sold to Digital River.

                                    ARTICLE V
                                    COVENANTS

        SECTION 5.01. Conduct of Business. Unless otherwise contemplated hereby or consented to by Purchaser in writing, or required under the Bankruptcy Code or pursuant to applicable Laws, from the date of this Agreement until the Closing, Seller shall, and shall cause each of its Affiliates to:

        (a) conduct the Business to the extent possible in the ordinary course of business;

        (b) use its reasonable efforts to: (i) maintain satisfactory relationships with its and its Affiliates' clients, customers, licensors, licensees and suppliers that are parties to any Assumed Contract; (ii) subject to Section 5.01(a), preserve and maintain the tangible Purchased Assets in good order and repair, ordinary wear and tear excepted; (iii) perform its obligations under each of the Assumed Contracts, and keep each such Assumed Contract in full force and effect, free from any right of cancellation, forfeiture or termination (except in accordance with its terms); (iv) prevent any additional Lien from attaching to any of the Purchased Assets; and (v) promptly notify Purchaser of any change in the Purchased Assets which would result in a Material Adverse Effect;

        (c) not sell, transfer, convey, destroy, alter, modify or make any distribution of the Purchased Assets, other than licenses in the ordinary course of business or in accordance with this Agreement;

        (d) not settle or compromise any pending or threatened Claim or Action
(i) that relates to the transactions contemplated hereby or in the other Acquisition Agreements or (ii) the settlement or compromise of which shall affect in any manner the Purchased Assets;

        (e) not make any promises, representations or guarantees to employees of the Business that would in any way bind or obligate Purchaser (or any Affiliate of Purchaser) to hire any such employees;

        (f) not make any representation or commitment to employees of Seller performing duties in connection with the Business with respect to Purchaser's intention (or that of any Affiliate of Purchaser) to offer employment to any such employee, or in relation to the continuation of any Benefit Plan by Purchaser after the Closing;

        (g) not increase, except pursuant to a severance and/or retention plan approved by the Bankruptcy Court, any benefits or amounts payable pursuant to termination policies or employment agreements applicable to any employee of Seller engaged in performing duties directly in connection with the Business; and

        (h) pay all Taxes and all amounts required to be paid or contributed under any Benefit Plan.

        SECTION 5.02. Tax Matters.

        (a) Seller shall retain responsibility for, and shall defend, indemnify and hold harmless Purchaser from and against, and shall pay all Taxes that become due and payable with respect to the Business and, with respect to the Purchased Assets, that are attributable to, arise from or relate to any taxable period (or a portion thereof) ending on or before the Closing Date. If the Purchased Assets include an interest in any entity, Seller shall retain responsibility for, and shall defend, indemnify and hold harmless Purchaser from and against, and shall pay, (i) all Taxes of such entity attributable to any taxable periods ending on or before the Closing Date, and (ii) all Taxes of such entity attributable to any taxable period that includes and ends after the Closing Date, to the extent attributable to the portion of such taxable period ending on the Closing Date. The Taxes attributable to the portion of such taxable period ending on the Closing Date shall be determined by assuming that the taxable period in question consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the entity for such taxable period shall be allocated between such two taxable years or periods on a "closing of the books" basis by assuming that the books of such entity were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

        (b) Seller and Purchaser shall (i) provide the other with such assistance as may be reasonably requested in connection with the preparation of any Return, audit or other examination by any Governmental Authority or judicial or administrative proceeding relating to Taxes with respect to Seller or Purchaser; and (ii) retain (and provide the other with access to) all records or information which may be relevant to such Return, audit, examination or proceeding until the applicable statutes of limitations (including any extensions) have expired.

        (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the consummation hereof shall be paid by Seller when due, including all transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with transferring the stock or assets of Seller's foreign subsidiaries and Purchaser and Seller will each, at its own expense, file all necessary Returns and other documentation with respect to all of such Taxes. Purchaser will cooperate with Seller to allow Seller to obtain any available reduction or exemption from such transaction Taxes, including by way of example, assistance with regard to production of any applicable resale certificate or other certificate or document of exemption required or appropriate to reduce or eliminate the transaction Taxes and assistance with regard to transferring the Purchased Assets in a manner to reduce or eliminate the transaction Taxes.

        (d) Seller and Purchaser agree that for all federal and state tax purposes the consideration received by Seller for the Assets shall be allocated for purposes of Section 1060 of the Code in a manner to be determined by Purchaser subject to the approval of Seller, which approval shall not be unreasonably withheld, and pursuant to Section 1060 of the Code and the regulations thereunder. Tax filings will be prepared and filed in a manner consistent with such allocation and no party hereto will take any position inconsistent with such allocation in any subsequent returns or proceedings. Purchaser and Seller each agree to file IRS Form 8594, and any corresponding state tax forms, on a timely basis. Promptly following receipt of the proposed allocation, Seller may review the same and, within 30 days after the date of such receipt, may deliver to Purchaser a certificate executed by the Seller setting forth objections to the proposed allocation (an "Objection Notice"), together with a summary of the reasons therefore and calculations which, in their view, are necessary to eliminate such objections. If the Seller does not deliver an Objection Notice within such 30-day period, the proposed allocation shall be the final allocation of the purchase price and other relevant items among the Purchased Assets (the "Final Allocation"). If the Seller delivers an Objection Notice within such 30-day period, Purchaser and Seller shall use their reasonable attempts to resolve by written agreement any differences identified in the Objection Notice within the succeeding 30 days and, if they are able to resolve all such differences, the allocation agreed to shall be the Final Allocation. If any objections raised by the Seller in the Objection Notice are not resolved within the 30-day period next following such 30-day period, then Purchaser and Seller shall submit the objections that are then unresolved (together with any agreed adjustments) to an independent accountant, who shall be directed by Purchaser and Seller to resolve the unresolved objections within the next 30 days and to deliver written notice to each of Purchaser and Seller setting forth its resolution of the disputed matters. The allocation resulting from the decision of the independent accountant shall be the Final Allocation. Any allocation that becomes the Final Allocation pursuant to the preceding provisions of this Section 5.02(d) shall be final and binding as between the Seller and Purchaser and their respective affiliates and neither the Seller, Purchaser nor any affiliate of any thereof shall take any position on any Tax Return that is inconsistent with the Final Allocation.

        SECTION 5.03. Consents; Assignment of Permits, Consents and Governmental Approvals. Seller shall use its best efforts to obtain in writing (and to cause its Affiliates to obtain in writing), as soon as practicable, all of the Consents and Governmental Approvals that are listed under Schedule 5.03 to this Agreement (the "Required Consents"). Purchaser shall pay the costs of any and all fees and other costs charged by any party whose Assumed Contract is renegotiated by Purchaser.

        SECTION 5.04. Use of Name. On and after the Closing Date, unless otherwise consented to in writing by an officer of Purchaser, Seller shall change its corporate name and cease to use the name "Calico" or any name which uses any words contained in any of Seller's Marks for any reason or purpose other than as a former name for legal and noticing purposes in the Bankruptcy Case, and shall execute and deliver all such documents as Purchaser may reasonably request for the purpose of enabling Purchaser to use the name "Calico" in any and all jurisdictions in which Purchaser now or may in the future desire to conduct business.

        SECTION 5.05. Best Efforts. Except as may otherwise be required under the Bankruptcy Code or pursuant to applicable Laws, each of Seller and Purchaser shall use reasonable efforts to consummate the transactions contemplated hereby, and to execute and deliver such documents and take such further actions as the other party may reasonably request for the purpose of evidencing such transactions as set forth in, or contemplated by, this Agreement; provided, however, that nothing herein contained shall be construed to obligate any party to this Agreement to commence or maintain litigation or pursue the appeal of any administrative ruling unless funded in advance by the other party.

        SECTION 5.06. Public Announcements. Prior to the earlier of the Closing Date and the termination of this Agreement, each party to this Agreement agrees that it will (i) consult with the other party before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and (ii) not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party, except as (x) appropriate in the Bankruptcy Case, and (y) otherwise required by applicable Law. From and after the Closing Date, except as necessary for Seller to fulfill its obligations in the Bankruptcy Case, or as otherwise required by applicable Law, neither party hereto, and each party shall cause its Affiliates not to, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated by this Agreement outside of the Bankruptcy Case without the prior written consent of the other party hereto.

        SECTION 5.07. Supplemental Disclosure and Notices. Each party to this Agreement agrees that it shall promptly notify the other party in writing with respect to any matter arising or discovered by such party that (i) if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement by such party, or that constitutes a breach or prospective breach of any material term of any Acquisition Agreement by such party, or (ii) constitutes a Material Adverse Effect. Notwithstanding the foregoing, the delivery of any such supplemental disclosures or notices shall not be deemed to be a cure or waiver of any breach or prospective breach of any Acquisition Agreement, nor shall the failure to include a matter in a schedule that is not material represent a breach of one of the conditions to close. Seller will deliver to Purchaser at least seven (7) Business Days prior to the Closing an updated set of the schedules referenced in this Agreement (the "Disclosure Schedules"). Purchaser shall have the right to disapprove these updated Disclosures Schedules if they contain any change that constitutes a Material Adverse Effect. Such right shall be exercised by Purchaser by giving notice to Seller in accordance with Section 9.02 within three (3) Business Days following the delivery of the updated Disclosure Schedules by Seller. In the event that Purchaser does not exercise such right within such period, the updated Disclosure Schedules shall be deemed to have been approved by Purchaser.

        SECTION 5.08. Confidentiality.

        (a) From and after the date of this Agreement until the earlier of the Petition Date or the termination of this Agreement, or as otherwise agreed by the parties, neither Seller nor Purchaser nor any of their respective Affiliates, nor any of their employees, officers, members, managers, stockholders, directors, partners, advisors, agents or other representatives shall disclose any information regarding this Agreement (including the terms thereof and hereof); provided, however, that each party acknowledges and agrees that such information may be disclosed by the other party if required by Law, including applicable securities laws, or to its lenders and legal and financial advisors, or to third parties in order to obtain any consents or releases as required or advisable in connection with this Agreement. It is understood and acknowledged by the parties that on the Petition Date this Agreement may become part of the public record.

        (b) On and after the Closing, except as necessary or advisable to administer the Bankruptcy Case, permit due diligence review for sale of Excluded Assets or a sale of the outstanding capital stock of Seller or a merger of Seller with or into another entity (provided that any person will be subject to normal and customary confidentiality restrictions prior to undertaking such a review), or collect accounts receivable, or except as required by the Bankruptcy Code and applicable Laws, Seller shall, and shall use its best efforts to cause all of its Affiliates to, keep confidential all aspects of the Business, including, without limitation, (i) any marketing, advertising or other business strategies of Seller or any of its Affiliates,
(ii) any of Seller's Trade Secrets, (iii) customer lists, customer accounts, customer histories, customer Contracts and their terms, customer correspondence, and customer profiles, and (iv) any other confidential or non-public information relating to the Purchased Assets.

        SECTION 5.09. Non-Competition. On and after the Closing Date, Seller, its Affiliates, and their successors shall not (i) engage in any new business, or assist in any unrelated business, that competes with Purchaser or any of its Affiliates; or (ii) interfere with any of the contractual relationships of Purchaser or its Affiliates or any Persons with whom Purchaser has a contractual relationship including, without limitation, customers, prospective customers, licensors, licensees or suppliers; provided, however, that actions reasonably necessary to wind up and liquidate Seller (including administration of Seller's estate in the Bankruptcy Case and collection of accounts receivable) shall not constitute interference pursuant to this Section.

        SECTION 5.10. Additional Agreements. On or before the Closing Date, Seller shall cause each of its subsidiaries holding any interest in the Purchased Assets either to merge with and into Seller or otherwise convey such interest to Seller. Seller and Purchaser shall enter, and cause their respective Affiliates to enter, into such other agreements, documents, bill of sale and instruments as requested by the other to effectuate the transactions contemplated by this Agreement, all of which shall be in form and substance mutually satisfactory to Seller and Purchaser.

        SECTION 5.11. Information and Inspection Rights. From the date of this Agreement to the Closing Date, Seller shall, as promptly as practicable, deliver or cause its Affiliates to deliver, all information reasonably requested by Purchaser reasonably related to the Purchased Assets, other than the Seller's source code. Seller shall also permit Purchaser and its agents and advisors, at its own expense, on reasonable advance notice to Seller, and without unreasonably disrupting the ongoing business and operations of Seller, to visit and inspect Seller's or its Affiliates' properties, assets and Business, to examine its Books and Records, and to discuss items related to the Purchased Assets with its officers and directors, all at such reasonable times as may be mutually agreed by Purchaser and Seller.

        SECTION 5.12. Employees.

        (a) Purchaser may in its full and absolute discretion make employment offers (the "Employment Offers") to Seller's employees and negotiate such employment terms independently with the prospective employees; provided that any such offer shall remain open until a date not earlier than two (2) Business Days after the Sale Order is entered. Nothing in this Agreement shall constitute an obligation or an undertaking of Purchaser to make any Employment Offers to any employees of Seller. Purchaser may in its full and absolute discretion condition continued employment on the occurrence of the Closing.

        (b) Prior to the Closing, Seller may reduce its work force; provided that in no event will Seller terminate or cause the termination of employment of up to forty (40) employees identified by Purchaser in writing. Seller shall use its reasonable efforts to retain those employees listed as "Core Developers" or "Key Employees" on Exhibit L hereto.

        (c) Purchaser has advised Seller that it intends to offer certain of Seller's employees options to purchase up to a total of 200,000 shares of PeopleSoft common stock consistent with PeopleSoft's guidelines for stock grants to newly hired employees at similar levels, with an exercise price equal to the fair market value of PeopleSoft common stock on the grant date (i.e., the later of the date such employee commences work as an employee of Purchaser or the date Purchaser's board of directors approves the grant). Any such consideration would be provided solely as a prospective incentive to those employees remaining in Purchaser's employ and not as consideration to Seller.

        (d) If Purchaser makes an offer to each of the employees identified on Exhibit L to employ such employee in a job at a similar capacity and salary as such employee is currently receiving at Seller, and more than half of the employees identified on Exhibit L as "Core Developers" or at least four (4) of those employees identified as "Key Employees" do not accept in writing such offer by Purchaser on or before the end of the second business day prior to the Closing Date, the Employee Purchase Adjustment shall be imposed on the Purchase Price; provided, however, that should Purchaser employ any of such employees identified on Exhibit L within the two months following the Closing, such that had such employee accepted the offer at Closing, the Employee Purchase Adjustment would not have been imposed, then Purchaser shall promptly refund the Employee Purchase Adjustment to Seller.

        SECTION 5.13. Customer Relationships and Accounts Receivable.

        (a) Except as otherwise permitted under this Section 5.13 and the Servicing Agreement, after Closing Seller shall cease all attempts to collect outstanding accounts receivable.

        (b) At the Closing, the parties shall enter into, and shall cause the KK Entity to enter into, the Servicing Agreement pursuant to which Purchaser will agree to collect accounts identified by Purchaser from and after the Closing Date.

        (c) During the applicable Software Support Period and for the products and customers identified in Exhibit O, Purchaser shall (a) use commercially reasonable efforts to promptly correct errors in the Supported Software, (b) provide technical support and assistance during normal business hours (6:00 AM to 6:00 PM Pacific Time M-F excluding holidays) with respect to the Supported Software, and (c) provide to each customer bug fixes, new releases, and updates that may be made available during the Software Support Period. Purchaser warrants that any support services provided will be of a professional quality, conforming to generally accepted industry standards and practices for similar services.

        (d) Purchaser may, by written notice to Seller given before the twentieth (20th) day before the hearing at which the Bankruptcy Court considers the Sales Motion, identify additional Contracts of Seller that shall be included as Assumed Contracts under this Agreement, and Exhibit B shall be amended to reflect the inclusion of such additional Contracts. To the extent that any additional Contracts are identified after such date, Seller shall only be required to use commercially reasonable best efforts to obtain Bankruptcy Court approval of the assignment by Seller to Purchaser and the assumption by Purchaser of any such Contracts. Seller shall be responsible for payment of any amounts necessary to pay Cure Payments on such additional Contracts but shall not be responsible for relicensing or other fees charged by the parties to the Assumed Contracts in exchange for their consent to assumption and assignment of such Assumed Contracts or any and all obligations on such Assumed Contracts that accrue after the date of such assignment and assumption.

        SECTION 5.14. Assets Discovered Post-Closing and Further Assurances.

        (a) If requested by Purchaser, Seller agrees for a period of six months after the Closing to use its reasonable best efforts, at Seller's cost and expense, to obtain the entry of a Final Order of the Bankruptcy Court authorizing Seller to sell to Purchaser any and all additional assets that are not the subject of the Sale Order, to the extent that such assets (i) have not been included in Exhibit A and were discovered or disclosed by Seller or Purchaser after the date hereof, and (ii) relate to or are required for the full use and enjoyment of the Purchased Assets. To the extent that the inclusion of such assets would have caused an increase in the Purchase Price if included on Exhibit A at the Closing, Seller and Purchaser shall agree an addition to the Purchase Price. Notwithstanding the provisions of this Section 5.14(a), Purchaser shall not be deemed to be entitled to any option to purchase, or to any right of first refusal on, any specific assets of Seller, and Seller shall be under no restriction under this Section 5.14(b) with respect to the sale and liquidation of its assets.

        (b) If requested by Purchaser, Seller agrees for a period of six months after the Closing to use its reasonable best efforts, at Seller's cost and expense, to obtain the entry of a Final Order of the Bankruptcy Court authorizing Seller to assume and assign to Purchaser any and all additional Contracts of Seller, which are not the subject of the Sale Order, to the extent that such Contracts (i) have not been included in Exhibit B and were discovered or disclosed by Seller or Purchaser after the date hereof, and (ii) relate to or are required for the full use and enjoyment of the Purchased Assets. Seller shall be responsible for payment of any amounts necessary to pay Cure Payments on such additional Contracts but shall not be responsible for relicensing or other fees charged by the parties to Assumed Contracts in exchange for their consent to assumption and assignment of such Assumed Contracts or any and all obligations on such Assumed Contracts that accrue after the date of such assignment and assumption. such assignment and assumption. Notwithstanding the provisions of this Section 5.14(a), Purchaser shall not be deemed to be entitled to any option to take assignment of, or to any right of first refusal on, any specific Contract of Seller, and Seller shall be under no restriction under this
Section 5.14(b) with respect to the assumption or rejection of such Contracts.

        (c) The parties agree from and after the Closing to cooperate with each other to give full effect to the terms and provisions of this Agreement. The parties further agree to supply each other with such information, documents, authorizations and the like as may be reasonably necessary or appropriate to further effectuate the terms and provisions of this Agreement; provided that the provision of such items may be conditioned upon assurances of receiving appropriate reimbursement of reasonable attorneys' fees and other expenses incurred in providing such items.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

        SECTION 6.01. Conditions to Seller's Obligations to Sell the Purchased Assets at the Closing. The obligations of Seller to sell, assign, transfer and convey all of its rights, title and interest in, to and under the Purchased Assets to Purchaser at the Closing are subject to satisfaction (or, in the sole and absolute discretion of Seller, waiver by Seller) of the conditions set forth below:

        (a) Covenants and Agreements. Purchaser shall have complied in all material respects with each of the covenants and agreements to be performed by it pursuant to the Acquisition Agreements to which it is, or shall have become, a party.

        (b) Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except that any representation or warranty made as of a specified date shall be true and correct as of such date).

        (c) No Legal Proceedings. No Action shall have been instituted and be pending to restrain or prohibit the transactions contemplated by this Agreement.

        (d) Bankruptcy Court Authorization. The Sale Order shall each have been entered as provided in Section 6.02(k) below.

        (e) Consents. Seller shall have used its best efforts to obtain all the Required Consents listed in Schedule 5.03 to this Agreement in the form of the Third Party Consent.

        (f) Other Acquisition Agreements. As of the Closing Date, Purchaser and Seller shall enter into the other Acquisition Agreements, all of which shall be in form and substance reasonably satisfactory to Seller and Purchaser.

        (g) Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, executed by the chief executive officer and the chief financial officer of Purchaser, on behalf of Purchaser, certifying that the conditions to the obligations of Seller set forth in this Section 6.01(a) -- (h) of this Agreement have been satisfied.

        (h) Good Standing. Purchaser shall have obtained a domestic corporation "good standing" certificate from the Delaware Secretary of State regarding Purchaser's corporate status in Delaware and a foreign corporation "good standing" certificate from the California Secretary of State regarding Purchaser's corporate status in California, in each case dated as of a date not earlier than five (5) Business Days before the Closing Date.

        SECTION 6.02. Conditions to Purchaser's Obligations to Purchase the Purchased Assets at the Closing. The obligations of Purchaser to purchase the Purchased Assets at the Closing are subject to the satisfaction (or, in the sole and absolute discretion of Purchaser, waiver by Purchaser) of the conditions set forth below:

        (a) Covenants and Agreements. Seller shall have complied in all material respects with each of the covenants and agreements to be performed by it pursuant to the Acquisition Agreements to which it is, or shall have become, a party.

        (b) Representations and Warranties. Except as disclosed in the Disclosure Schedules (exclusive of any items therein to be changed on or before the Closing in accordance with this Agreement), the representations and warranties of Seller in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein) as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except that any representation or warranty made as of a specified date shall be true and correct as of such date).

        (c) No Legal Proceeding. No Action shall have been instituted and be pending to restrain or prohibit the transactions contemplated by this Agreement or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        (d) Consents. Seller shall have used its best efforts to obtain all the Required Consents listed in Schedule 5.03 to this Agreement in the form of the Third Party Consent.

        (e) Other Acquisition Agreements. As of the Closing Date, Purchaser and Seller shall enter into the other Acquisition Agreements to which either is a party, all of which shall be in form and substance reasonably satisfactory to Seller and Purchaser.

        (f) Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, executed by the chief executive officer and the chief financial officer of Seller, on behalf of Seller, certifying that the conditions to the obligations of Purchaser set forth in this Section 6.02(a) -- (k) of this Agreement have been satisfied.

        (g) Delivery of the Purchased Assets. As of the Closing Date, Seller shall have taken all steps necessary to deliver all of the Purchased Assets free and clear of all Liens and interests.

        (h) Certificate of Incorporation. Seller shall have furnished to Purchaser a copy of Seller's certificate of incorporation and all amendments thereto, certified by the Delaware Secretary of State as of a date not earlier than five (5) Business Days before the Closing Date.

        (i) Good Standing. Seller shall have obtained a domestic corporation "good standing" certificate from the Delaware Secretary of State regarding Seller's corporate status in Delaware and a foreign corporation "good standing" certificate from the California Secretary of State regarding Seller's corporate status in California, in each case dated as of a date not earlier than five (5) Business Days before the Closing Date.

        (j) Updated Disclosure Schedules. Purchaser shall not have exercised its right of disapproval of the updated Disclosure Schedules in accordance with the provisions of Section 5.07.

        (k) Sale Procedures Order and Sale Order.

            (i) Seller shall have obtained entry of the Sale Procedures Order on or before January 31, 2002, and such Sale Procedures Order shall have become a Final Order;

            (ii) On or before February 15, 2002, Seller shall have obtained entry of a Final Order of the Bankruptcy Court in form and substance satisfactory to Purchaser in its sole discretion approving the sale of the Purchased Assets on the terms and conditions set forth in this Agreement and the Acquisition Agreements, which order shall provide, among other things, that (i) Seller is authorized and directed to enter into the transactions contemplated by this Agreement and the Acquisition Agreements and to execute and deliver all documents and perform all acts necessary or appropriate to effectuate the sale of the Purchased Assets to Purchaser; (ii) the transfer of the Purchased Assets by Seller to Purchaser will be a legal, valid and effective transfer of the Purchased Assets; (iii) the transfer of the Purchased Assets to Purchaser will vest Purchaser with good and marketable title to the Purchased Assets and shall be free and clear of all Liens and interests, with all such Liens and interests to attach to the Purchase Price; (iv) the Purchase Price to be paid for the Purchased Assets constitutes the highest and best offer for the Purchased Assets; (v) the Bankruptcy Court shall retain jurisdiction to enforce the provisions of this Agreement in all respects, including retaining jurisdiction to protect Purchaser against any of Seller's Liabilities or otherwise in accordance with the provisions of this Agreement; (vi) the provisions of the order are non-severable and mutually dependent; (vii) the transactions contemplated by this Agreement are undertaken by Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and Purchaser shall have all of the benefits of such section; (viii) any obligations of Seller under this Agreement or any of the Acquisition Agreements which would, by their terms, survive confirmation of any plan of reorganization which may be proposed by any party in the Bankruptcy Case shall so survive; and (ix) unless Seller agrees to pay such Taxes, pursuant to Section 1146(c) of the Bankruptcy Code, no transfer, stamp or similar Taxes exclusive of sales and use Taxes, if any, shall apply to the sale of the Purchased Assets.

            (iii) On or before February 15, 2002, Seller shall have obtained entry of a Final Order or Final Orders in form and substance satisfactory to Purchaser, which order or orders shall provide, among other things, that (x) the assumption by Seller and assignment by it to Purchaser of all Assumed Contracts that are required to be assigned to Purchaser pursuant to the terms and conditions of this Agreement, is approved, (y) Seller has paid or made adequate provision for the payment of all Cure Payments, and (z) Seller has complied with all of the other provisions of Sections 365(b) and (f) of the Bankruptcy Code with respect to the assumption by Seller and assignment to Purchaser of the Assumed Contracts. The order or orders shall also provide that the Assumed Contracts will be transferred to, and remain in full force and effect for the benefit of, Purchaser notwithstanding any provisions in such Assumed Contracts (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibit such assignment or transfer.

            (iv) The orders described in Section 6.02(k)(ii) and Section 6.02(k)(iii) may be in the form of a single order and are referred to collectively as the "Sale Order." The form of Sale Order attached as Exhibit N has been approved by Purchaser.

            (v) Nothing in this Agreement shall preclude Seller or Purchaser from consummating the transactions contemplated herein prior to the Sale Order or any other orders becoming Final Orders if Purchaser, in its sole discretion, waives such requirement. No notice of such waiver of this or any other condition to Closing need be given except to Seller or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and shall not waive thereby, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs prior to the time that any such order has become a Final Order.

            (vi) Seller will promptly deliver to Purchaser copies of the Sale Motion, the Sale Procedures Motion, and all other pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Bankruptcy Case relating to the sale of the Purchased Assets or this Agreement (including without limitation motions which, if granted, might create a Material Adverse Effect, and papers related thereto).

                                   ARTICLE VII
                                 INDEMNIFICATION

        SECTION 7.01. Indemnification by Seller. Seller hereby covenants and agrees to defend, indemnify and save and hold harmless Purchaser and all of its Affiliates, and each of their respective officers, employees, Affiliates, agents and representatives (each, a "Purchaser Indemnified Person") from and against any and all losses, costs, expenses, liabilities, Claims or Damages (including, without limitation, reasonable fees and disbursements of counsel and accountants) and other costs and expenses (collectively, "Purchaser Losses") in connection with, arising out of or based on, or resulting from, (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller in any of the Acquisition Agreements; (ii) the failure of Seller to perform or observe any covenant, agreement or provision to be performed or observed by it pursuant to any of the Acquisition Agreements; and (iii) Seller Liabilities (excluding Assumed Liabilities). If and to the extent that this
Section 7.01 is unenforceable with respect to any Purchaser Losses for any reason, Seller shall make the maximum contribution to the payment and satisfaction of such Purchaser Losses that is permissible under applicable Laws. All Purchaser Losses incurred or suffered by any Purchaser Indemnified Person that is entitled to indemnification under this Agreement shall be paid (or, if and to the extent that such losses have been paid by such Purchaser Indemnified Person, reimbursed) by Seller from the Indemnity Escrow, pursuant to the procedures set forth therein.

        SECTION 7.02. Procedures for Indemnification. If any Action is asserted, commenced or threatened against any Purchaser Indemnified Person and such Purchaser Indemnified Person intends to seek indemnification for any Purchaser Losses arising from such Action, such Purchaser Indemnified Person shall give notice of such Action to Seller promptly after such Purchaser Indemnified Person has obtained actual knowledge of such Action; provided, however, that the failure to deliver written notice of any Action to Seller shall not relieve Seller of any liability to Purchaser Indemnified Person under this
Article VII with respect to such Action unless Seller's ability to defend such Action has been adversely affected as a result of such failure. Seller shall have the right to participate in and, if desired by Seller, to assume the defense of such Action with counsel satisfactory to Purchaser Indemnified Person; provided, however, that an Purchaser Indemnified Person (together with all other Purchaser Indemnified Persons that may be represented without conflict by one counsel) shall have the right to retain one separate counsel if representation of such Purchaser Indemnified Person by the counsel retained by Seller would be inappropriate (in the good faith opinion of Purchaser Indemnified Person) because of (i) one or more defenses or counterclaims being available to Purchaser Indemnified Person that are not available to, or are inconsistent with those available to, Seller, or (ii) actual or potential differing interests between such Purchaser Indemnified Person and any other party represented by the counsel retained by Seller in such Action (and the reasonable fees and expenses of any such separate counsel for an Purchaser Indemnified Person shall be paid by Seller). If Seller does not accept the defense of any Action, a Purchaser Indemnified Person shall have the full right to defend against any such Action and shall be entitled to settle or agree to pay in full such Action. Notwithstanding the foregoing, under no circumstances shall an Action be settled or compromised by any Purchaser Indemnified Person, nor shall any Purchaser Indemnified Person consent to the entry of any judgment, unless the prior written consent of Seller for such settlement, compromise or judgment has been obtained, which consent shall not be unreasonably withheld. In addition, Seller shall not enter into any settlement or compromise, or consent to the entry of any judgment, with respect to any Action against a Purchaser Indemnified Person without obtaining the prior written consent of such Purchaser Indemnified Person if such settlement, compromise or judgment (x) provides for any injunctive or non-monetary relief against such Purchaser Indemnified Person, or (y) does not release such Purchaser Indemnified Person from all Liability arising, or that may arise, from such Action. In all events and circumstances, Seller and each Purchaser Indemnified Person shall cooperate in the defense of any Action subject to this Article VII and the records of each such Person shall be made reasonably available to each other such Person with respect to any such defense.

        SECTION 7.03. Indemnity Escrow Not Exclusive Remedy. Purchaser's rights and remedies under Section 2.06 and Article VII of this Agreement, and the Indemnity Escrow Agreement, shall not be construed as Purchaser's exclusive rights or remedies against the Seller, and Purchaser's recourse against Seller for indemnification hereunder shall not be limited to the Indemnity Escrow Amount. The maximum Liability of Seller for indemnification hereunder, except for acts constituting fraud, intentional misrepresentation or other willful misconduct, shall be the sum equal to the Purchase Price, and in no event shall the Seller or any of its Affiliates have any Liability to Purchaser for any amount in excess of the Purchase Price in respect of any claim for indemnity or breach of this Agreement or any representation, warranty or covenant hereunder or any Acquisition Agreement by the Seller or any of its Affiliates.

        SECTION 7.04. Survival. The representations and warranties of Seller contained in this Agreement are made as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the execution, delivery and performance of this Agreement, and the completion of the transactions contemplated by the Acquisition Agreements, for a period of six months after the Closing Date and thereafter shall be of no further force and effect.

                                  ARTICLE VIII
                                   TERMINATION

        SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date by (i) mutual written agreement of Purchaser and Seller; (ii) by Purchaser (x) if the Closing has not occurred on or prior to the Closing Deadline for any reason other than a breach by Purchaser of its representations, warranties, covenants and agreements in the Acquisition Agreements, or (y) if any of the conditions to Purchaser's obligations to purchase the Purchased Assets cannot reasonably be expected to be satisfied on or prior to the Closing Deadline for any reason other than a breach by Purchaser of its representations, warranties, covenants and agreements in the Acquisition Agreements; or (iii) by Seller (x) to accept a higher and better bid that is in conformance with the provisions of the Sale Procedures Order, (y) if the Closing has not occurred on or prior to the Closing Deadline, for any reason other than a breach by Seller of its representations, warranties, covenants and agreements in the Acquisition Agreements, or (z) if any of the conditions to Seller's obligations to sell the Purchased Assets cannot reasonably be expected to be satisfied on or prior to the Closing Deadline for any reason other than a breach by Seller of its representations, warranties, covenants and agreements in the Acquisition Agreements. Notwithstanding the foregoing, Purchaser and Seller may mutually agree to extend the Closing Date by thirty (30) additional days (which date as extended shall become the Closing Date), unless this Agreement has been earlier terminated by either party hereto.

        SECTION 8.02. Purchaser's Expenses and Termination Fee. In the event that Seller terminates this Agreement to accept an overbid as provided in
Section 8.01(iii)(x), Purchaser's Expenses and the Termination Fee shall be payable to Purchaser immediately out of the overbidder's deposit as an administrative expense in the Bankruptcy Case and, if not so paid, shall be payable as a first priority claim of administration pursuant to Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code. As used herein, "Purchaser's Expenses" means all Purchaser's expenses not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000), including attorney's fees, incurred through the termination date in connection with the transactions contemplated hereby, and "Termination Fee" means Two Hundred Thousand Dollars ($200,000); provided that in no event shall the aggregate of Purchaser's Expenses and the Termination Fee exceed five percent (5.0%) of the Purchase Price.

        SECTION 8.03. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 of this Agreement, this Agreement shall become void and have no effect, without any Liability to any party to this Agreement or any other Person with respect to, or under, this Agreement or in connection with the transactions contemplated by this Agreement, provided, however, that no such termination shall (i) relieve any party to this Agreement or other Person from any Liability for breach of this Agreement, or (ii) terminate any obligation to refund the Deposit and the Indemnity Escrow Amount or any obligation arising under Section 5.08, Section 8.02, or Section 9.13 of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

        SECTION 9.01. Severability. If any provision of this Agreement is determined to be inoperative or unenforceable under any circumstance by a final order of any court, such determination shall not have the effect of (i) rendering the provision in question inoperative or unenforceable in any other case or circumstance, or (ii) rendering any other provision or provisions in this Agreement invalid, inoperative, or unenforceable to any extent whatsoever. In addition, if any provision of this Agreement is determined to be inoperative or ineffective by any court, it is the intention of Seller and Purchaser that such provision be modified by such court to the minimal extent required by law and that such provision, as so modified, be enforced against the parties. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

        SECTION 9.02. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the tenth (10th) Business Day following mailing from within the United States by first class United States mail, postage prepaid, registered mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

         If to Seller:      Calico Commerce, Inc.
                            333 West San Carlos Street, Suite 300
                            San Jose, CA  95110
                            Fax:  (408) 278-9290
                            Attn:  James Weil, CEO

                            with a copy to (which shall not constitute notice):

                            Gray Cary Ware & Freidenrich
                            400 Hamilton Avenue
                            Palo Alto, CA  94301
                            Fax:  (650) 833-2001
                            Attn:  Sally J. Rau, Esq.

         If to Purchaser:   PeopleSoft, Inc.
                            4460 Hacienda Drive
                            Pleasanton, CA  94588
                            Fax:  (925) 694-5155
                            Attn: Senior Vice President of Business Development with a copy to (which shall not constitute notice):

                            General Counsel
                            PeopleSoft, Inc.
                            4460 Hacienda Drive
                            Pleasanton, CA  94588
                            Fax:  (925) 251-5047
                            Attn:  Anne S. Jordan, Esq.

or, in each case, at such other address as may be specified in writing to the other parties to this Agreement.

        SECTION 9.03. Entire Agreement. The Acquisition Agreements (i) constitute the entire agreement and understanding between the parties to this Agreement with respect to the subject matter of the Acquisition Agreements, and
(ii) supersede all prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter of the Acquisition Agreements.

        SECTION 9.04. Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        SECTION 9.05. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California without giving effect to the conflict of laws rules thereof.

        SECTION 9.06. Jurisdiction.

        (a) UNTIL THE ENTRY OF AN ORDER EITHER CLOSING OR DISMISSING THE BANKRUPTCY CASE, THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THE AGREEMENT, AND CONSENT TO THE EXCLUSIVE JURISDICTION OF, THE BANKRUPTCY COURT.

        (b) AFTER THE ENTRY OF AN ORDER EITHER CLOSING OR DISMISSING THE BANKRUPTCY CASE, UNLESS THE CASE IS REOPENED, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS EXCLUSIVELY TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN THE COUNTY OF ALAMEDA CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE NORTHERN DISTRICT OF THE STATE OF CALIFORNIA IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THE ACQUISITION AGREEMENTS AND IN RESPECT OF THE NEGOTIATION OR CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE ACQUISITION AGREEMENTS. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THE ACQUISITION AGREEMENTS

MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT THE MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.02 OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        (c) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THE ACQUISITION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THE ACQUISITION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 9.06.

        SECTION 9.07. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors and assigns. Except as provided in Article VII of this Agreement with respect to the indemnification rights granted to Purchaser Indemnified Persons, nothing in this Agreement shall confer any rights upon any Person other than the parties to this Agreement and their successors and assigns.

        SECTION 9.08. Assignment. This Agreement shall not be assigned, transferred or otherwise conveyed by Seller without the prior written consent of Purchaser. This Agreement shall not be assigned, transferred or otherwise conveyed by Purchaser without the prior written consent of Seller (which consent shall not to be unreasonably withheld or delayed); provided, however, that Purchaser shall be entitled to assign, transfer or convey any of its rights under this Agreement at any time to any of Purchaser's Affiliate(s) without the prior written consent of Seller.

        SECTION 9.09. Amendment. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed and delivered by the party to this Agreement against whom enforcement of the amendment, modification, discharge or waiver is sought and is consented to by such party in writing. Any waiver granted by a party to this Agreement shall only constitute a waiver with respect to the specific matter described in such waiver and shall in no way impair the rights of such party in any other respect or at any other time. The failure of any party to this

Agreement to enforce any provision of this Agreement or to exercise any right or privilege under this Agreement on one or more occasions shall not be construed as a waiver of any breach or default, or as a waiver of any rights or privileges, under this Agreement.

        SECTION 9.10. Specific Performance.

        (a) The parties to this Agreement acknowledge that the transactions contemplated by this Agreement are unique and that Damages may be an inadequate remedy for any failure to consummate such transactions as a result of any breach of this Agreement by any party to this Agreement and, therefore, any party to this Agreement to whom performance is owed under any provision of this Agreement (in addition to any other rights and remedies available under this Agreement, applicable law or otherwise) shall be entitled to an injunction to be issued, or specific enforcement to be required, to prevent any other party to this Agreement from breaching, or continuing to breach, any provision of this Agreement.

        (b) The rights and remedies of any party to this Agreement that are based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any Action or Claim of any such inaccuracy or breach is based may also be the subject of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

        SECTION 9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        SECTION 9.12. Gender; Plural and Singular Terms. Any reference in this Agreement to any one gender (masculine, feminine or neuter) includes the other two, and the singular includes the plural, and vice versa, unless the context requires otherwise.

        SECTION 9.13. Expenses. Except as may be otherwise expressly set forth in the Acquisition Agreements, all fees and expenses incurred in connection with such instruments and agreements and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the date first above written.

                                       PEOPLESOFT, INC.



                                       By:
                                           -------------------------------------
                                           Stephen Hill
                                           Senior Vice President

                                       CALICO COMMERCE, INC.



                                       By:
                                           -------------------------------------
                                           James B. Weil
                                           President and Chief Executive Officer

               EXHIBITS AND SCHEDULES TO ASSET PURCHASE AGREEMENT

Description of Purchased Assets                                                 Exhibit A
List of Assumed Contracts                                                       Exhibit B
License Agreement                                                               Exhibit C
Reserved                                                                        Exhibit D
Servicing Agreement                                                             Exhibit E
Indemnity Escrow Agreement                                                      Exhibit F
Form of Assignment and Assumption Agreement                                     Exhibit G
Form of Assignment of Trademarks                                                Exhibit H
Form of Assignment of Patent Applications and Disclosures                       Exhibit I
Form of Assignment of Copyrights                                                Exhibit J
Form of Bill of Sale                                                            Exhibit K
List of Critical Employees                                                      Exhibit L
Sale Procedures Order                                                           Exhibit M
Sale Order                                                                      Exhibit N
Software Support                                                                Exhibit O

Disclosure Schedules
          Jurisdictions in Which Seller Conducts Business                       Schedule 4.02
          Breach or Violation of Material Contracts                             Schedule 4.03
          Required Third Party Consents                                         Schedule 4.04
          Taxes                                                                 Schedule 4.05
          Pending or Threatened Litigation                                      Schedule 4.06
          Materials Contracts of Purchased Assets                               Schedule 4.09(a)
          Ten Largest Suppliers of Business (Purchased Assets)                  Schedule 4.09(b)
          Liens and Other Disclosures re Intellectual Property                  Schedule 4.10(a)
          Marks Owned, Used, Registered or Pending Registration                 Schedule 4.10(b)
          Patents Owned, Used, Registered or Pending Registration               Schedule 4.10(c)
          Copyrights Owned, Used, Registered or Pending Registration            Schedule 4.10(d)
          Exceptions to Protection of Trade Secrets                             Schedule 4.10(e)
          Software Owned or Used; Distribution of Source Code; Use of
                Others IP; Royalties                                            Schedule 4.10(f)
          Improperly Documented or Incomprehensible Software                    Schedule 4.10(g)
          Inbound License, Royalty, and End User License Agreements             Schedule 4.10(h)
          Distribution Rights Granted to Third Parties                          Schedule 4.10(i)
          Exceptions to Sufficiency of Owned and Licensed IP                    Schedule 4.10(j)
          Exceptions to Performance of Existing Software                        Schedule 4.10(k)
          Employee Exceptions:  Confidentiality, Invention. and Proprietary
                Information Agreements                                          Sched 4.10(l)(A)
          Employee Exceptions:  Prior Intellectual Property                     Sched 4.10(l)(B)
          Employee Exceptions:  Material Contributors to Software               Sched 4.10(l)(C)
          Patent Inventors                                                      Sched 4.10(l)(D)
          Exceptions to Sufficiency of Disaster Plan                            Schedule 4.10(n)
          Non-Assignment or Change in Control Clauses of Agreements
                Affecting Intellectual Property                                 Schedule 4.10(o)
          Non-Disclosure and Non-Competition Agreements                         Schedule 4.11
          Exceptions to Absence of Certain Changes                              Schedule 4.14
          Copies of Written Warranties and Guaranties                           Schedule 4.16
          Intellectual Property Assets Sold to Digital River                    Schedule 4.18

                                    EXHIBIT A

                                PURCHASED ASSETS

        The Purchased Assets shall include all the right, title and interest of Seller and its Affiliates in, to and under:

        (a) all (i) Intellectual Property Assets and (ii) all other intangible property of Seller relating to the Intellectual Property Assets (including all of Seller's rights, Claims, credits, causes of action or rights of set-off against third Persons relating to the Intellectual Property), including all right, title and interest in the intellectual property rights listed on Schedules 4.10(b)-(d) and Schedule 4.10(f), and including, without limitation, Employment Agreements, Owned Software, and any other Development Environments and any other Software tools used in connection with the Business;

        (b) all information and assets, whether tangible or intangible, relating to technical or engineering support of the Business and the Products;

        (c) all Assumed Contracts;

        (d) all goodwill associated with the Purchased Assets;

        (e) all of Seller's marketing, advertising, design and other business strategies of Seller;

        (f) all of Seller's customer, potential customer, licensee, potential licensee and supplier lists, and product price lists, but not the rights to Inbound License Agreements, End User License Agreements or Technology Distribution Agreements;

        (g) all of Seller's internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites;

        (h) all of Seller's licenses, permits, Consents, authorizations and approvals obtained by Seller from Governmental Authorities to the extent the same may be transferred by Seller to Purchaser under applicable law;

        (i) all designs and works-in-progress relating to the Products (including all designs still in development), and all software related to such designs and works-in-progress;

        (j) the KK Assets or, if the Purchaser elects to acquire the KK Entity in accordance with Section 2.05, the KK Entity and all Claims Seller may assert against the KK Entity and the KK Assets;

        (k) all of Seller's Claims, causes of action, litigation and other rights against any Person arising out of, appurtenant or relating to, or in connection with actions for infringement against third parties arising out of the Intellectual Property Assets and defenses, offsets, and counterclaims against actions by third parties arising out of the Assumed Contracts; and

        (l) all Books and Records relating to the foregoing.

        Upon receiving notice of additional Claims, Actions, causes of action, litigation and other rights against any Person in connection with the Purchased Assets, Seller shall notify Purchaser promptly of such Claims and Purchaser shall have the right to assume the defense of such Claim by notifying Seller of such election in writing within ten (10) Business Days. If Purchaser does not elect to assume such defense, Seller will be responsible for such defense and any related Liabilities, unless they are Assumed Liabilities or Liabilities that arise or are related to actions taken by Purchaser relating to the Purchased Assets after the Closing Date, or accruing after the Closing Date.

                                    EXHIBIT L

                            LIST OF CERTAIN EMPLOYEES

                                 Core Developers
                                 ---------------

                                 Marc Casalaina
                                    Jack Chou
                                  Sandy Garcia
                                  Forrest Junod
                                 Joel Menchavez
                                   Gary Riley
                                  Steven Rolls
                                 Monique Sakima
                                   Allen Silky
                                 Mary Jo Ugarte
                                   Susan Vance
                                 Venu Venugopal
                              Christopher Van Krogh
                                   Daniel Want
                                  Angela DeHart
                                  Gail Gonzalez
                                   Nathan Leon
                                 Brian McMorrow
                                 Joshua Morrison

                                  Key Employees
                                  -------------

                                  Forrest Junod
                                   Gary Riley
                                  Steven Rolls
                                   Allen Silky
                              Christopher Van Krogh
                                   Daniel Want


                                       3